CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2009	$100,000,000	$3,930

PROSPECTUS Dated January 25, 2006	Pricing Supplement No.561 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated March 10, 2008
Rule 424(b)(2)
$100,000,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered PLUS due March 13, 2009
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Closing Price of Shares of the
iShares® MSCI Emerging Markets Index Fund
Performance Leveraged Upside SecuritiesSM
(“Buffered PLUSSM”)

Unlike ordinary debt securities, the Buffered PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the closing price of one share of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the closing price, on March 10, 2009, which we refer to as the valuation date
•	The stated principal amount and issue price of each Buffered PLUS is $1,000.
•	We will not pay interest on the Buffered PLUS.
•
At maturity, if the final share price is greater than the initial share price, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment equal to $1,000 plus the leveraged upside payment, which is equal to $1,000 multiplied by 200% of the percent increase in the closing price, subject to a maximum payment at maturity which is $1,319.60, or 131.96% of the $1,000 stated principal amount.

•
If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to $1,000.

•
If the final share price is less than 90% of the initial share price, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to $1,000 multiplied by the share performance factor, which will be less than 0.9, plus $100.  In no event will you receive a payment at maturity of less than $100.

º	The percent increase in the closing price will be equal to (i) the final share price minus the initial share price, divided by (ii) the initial share price.
º	The share performance factor will be equal to (i) the final share price divided by (ii) the initial share price.
º	The initial share price is $130.31.
º
The final share price will equal the closing price of one share of the iShares® MSCI Emerging Markets Index Fund, which we refer to as an underlying share or collectively as the underlying shares, times the adjustment factor on the valuation date.  The adjustment factor will be initially set at 1.0 and is subject to change upon certain events affecting the underlying shares.

•	Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or in the MSCI Emerging Markets Index.
•	The Buffered PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Buffered PLUS is 61757J196.

You should read the more detailed description of the Buffered PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Buffered PLUS.”
The Buffered PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER Buffered PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$1	$999
Total	$100,000,000	$100,000	$99,900,000
___________
(1)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Buffered PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)     an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)     an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)     a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)     otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered PLUSSM we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Buffered PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the Buffered PLUS at maturity is based on the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund, each of which we refer to as an underlying share.

“Performance Leveraged Upside SecuritiesSM” and “Buffered PLUSSM” are our service marks.

Each Buffered PLUS costs $1,000
We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due March 13, 2009, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the Buffered PLUS.  The stated principal amount and issue price of each Buffered PLUS is $1,000.

The original issue price of the Buffered PLUS includes the agent’s commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Buffered PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Buffered PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Buffered PLUS—Use of Proceeds and Hedging.”

The Buffered PLUS do not guarantee return of 100% of the principal; no interest
Unlike ordinary debt securities, the Buffered PLUS do not pay interest and do not guarantee the return of 100% of the principal at maturity.  If the final share price is less than 90% of the initial share price, we will pay to you an amount in cash per Buffered PLUS that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the closing price of the underlying shares below 90% of the initial share price.  The initial share price is $130.31.  The final share price will be the closing price of one underlying share times the adjustment factor on March 10, 2009, which we refer to as the valuation date.  The adjustment factor is initially set at 1.0 and is subject to change upon certain events affecting the underlying shares.

Payment at maturity based on the iShares® MSCI Emerging Markets Index Fund
At maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the closing price of one underlying share on the valuation date, determined as follows:

·      If the final share price is greater than the initial share price, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

$1,000 + leveraged upside payment,

subject to a maximum payment at maturity of $1,319.60, or 131.96% of the $1,000 stated principal amount,

where,

leveraged upside payment = $1,000 × leverage factor × share percent increase,

leverage factor = 200%,

share percent increase	=	final share price − initial share price
initial share price

final share price = the closing price of one underlying share times the adjustment factor, each as of the valuation date,

initial share price = $130.31

and

adjustment factor = 1.0, subject to change upon certain events affecting the underlying shares.

·      If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold, a payment at maturity equal to:

$1,000, the stated principal amount.

· If the final share price is less than 90% of the initial share price, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

($1,000 × share performance factor) + $100

where,

share performance factor	=	final share price
initial share price

Because the share performance factor will be less than 0.90, this payment will be less than or equal to $1,000. However, under no circumstances will the payment at maturity be less than $100.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Buffered PLUS at Maturity,” which illustrates the performance of the Buffered PLUS at maturity over a range of hypothetical percentage changes in the closing price of the underlying shares.  The graph does not show every situation that may occur.

You can review the historical prices of the underlying shares  in the section of this pricing supplement called “Description of Buffered PLUS—Historical Information.”  The iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.

The adjustment factor may be changed
During the life of the Buffered PLUS, our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factor, initially set at 1.0, to reflect the occurrence of certain events relating to the underlying shares.  You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares,” “Description of Buffered PLUS—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the MSCI Emerging Markets Index.  As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks composing the MSCI Emerging Markets Index.  In addition, you do not have the right to exchange your Buffered PLUS for underlying shares at any time.

Your return on the Buffered PLUS is limited by the maximum payment at maturity
The return investors realize on the Buffered PLUS is limited by the maximum payment at maturity.  The maximum payment at maturity of each Buffered PLUS is $1,319.60, or 131.96% of the $1,000 stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the closing price of the underlying shares at maturity, because the payment at maturity will be limited to 131.96% of the $1,000 stated principal amount, the percentage exposure provided by the leverage factor is progressively reduced as the final share price exceeds 115.98% of the initial share price.  See “Hypothetical Payouts on the Buffered PLUS at Maturity” on PS-7.

Postponement of maturity date
If a market disruption event occurs on the scheduled valuation date or the scheduled valuation date is not otherwise a trading day, the maturity date will be postponed until the second scheduled trading day following the valuation date as postponed.

The iShares® MSCI Emerging Markets Index Fund
The underlying shares are shares of the iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Inc., a registered investment company. iShares®, Inc. consists of numerous separate investment portfolios, including the MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between this fund and the MSCI Emerging Markets Index or due to other circumstances.  Because the prices of the component securities of the MSCI Emerging Markets Index are quoted in foreign currencies and converted into U.S. dollars for the purposes of calculating the MSCI Emerging Markets Index, the underlying shares are subject to currency exchange risk.  See “Risk Factors—The Buffered PLUS are subject to currency exchange risk” and “Description of Buffered PLUS—The MSCI Emerging Markets Index.”

MSCI Emerging Markets Index
The MSCI Emerging Markets Index is calculated, published and disseminated daily by MSCI Inc., which we refer to as MSCI, a majority-owned subsidiary of Morgan Stanley, and is designed to measure equity market performance in the global emerging markets.  For further information regarding the MSCI Emerging Markets Index, see “Description of Buffered PLUS—The MSCI Emerging Markets Index.”

MS & Co. will be the Calculation Agent
We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the initial share price, the final share price, the percentage change in the underlying shares from its initial share price to the final share price, the payment to you at maturity and whether a market disruption event has occurred.

MSCI is our subsidiary
MSCI owns the MSCI Emerging Markets Index and is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the design and maintenance of the MSCI Emerging Markets Index, including decisions regarding the calculation of the MSCI Emerging Markets Index, such as the addition and deletion of component stocks and other methodological modifications of the MSCI Emerging Markets Index.  The actions and judgments of MSCI may affect the value of the MSCI Emerging Markets Index and, consequently, could adversely affect the closing price of the underlying shares, to the extent that the underlying shares generally track the MSCI Emerging Markets Index, and the value of the Buffered PLUS.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

Where you can find more information on the Buffered PLUS
The Buffered PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and the accompanying prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Fixed Rate Notes” and “—Exchangeable Notes.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the Buffered PLUS, you should read the “Description of Buffered PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in Buffered PLUS in the section called “Risk Factors.”  The tax treatment of investments in notes such as these differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Buffered PLUS—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Buffered PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE BUFFERED PLUS AT MATURITY

For each Buffered PLUS, the following graph illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the closing price of the underlying shares.  The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum payment at maturity.  The graph is based on the following terms:

•	Stated principal amount per Buffered PLUS:	$1,000

•	Initial share price:	$130.31

•	Leverage factor:	200%

•	Maximum payment at maturity:	$1,319.60 (131.96% of the $1,000 stated principal amount)

Where the final share price is greater than the initial share price, the payment at maturity per Buffered PLUS reflected in the graph below is greater than the $1,000 stated principal amount, but in all cases is subject to the maximum payment at maturity.  Where the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, the payment at maturity per Buffered PLUS is $1,000.  Where the final share price is less than 90% of the initial share price, the payment at maturity per Buffered PLUS reflected in the graph below is less than the $1,000 stated principal amount, but is in no event less than $100.

In the hypothetical example below, you will realize the maximum payment at maturity at a final share price of 115.98% of the initial share price.  In addition, you will not share in any further appreciation of the underlying shares at final share prices above 131.96% of the initial share price, or approximately $171.96.  The graph does not show every situation that may occur.

RISK FACTORS

The Buffered PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Buffered PLUS do not pay interest and guarantee a return of only 10% of the principal at maturity.  The return that investors realize on the Buffered PLUS is limited by the maximum payment at maturity.  This section describes the most significant risks relating to the Buffered PLUS.  You should carefully consider whether the Buffered PLUS are suited to your particular circumstances before you decide to purchase them.

Buffered PLUS do not pay interest or guarantee 100% return of the principal
The terms of the Buffered PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Buffered PLUS and guarantee to pay you the minimum payment at maturity of only 10% of Stated Principal Amount of the Buffered PLUS.  Instead, at maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the final share price.  If the final share price is greater than the initial share price, you will receive an amount in cash equal to $1,000 plus the leveraged upside payment, subject to a maximum payment at maturity of $1,319.60, or 131.96% of the $1,000 stated principal amount.  If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, you will receive 100% of the stated principal amount at maturity, $1,000.  If the final share price is less than 90% of the initial share price, you will lose money on your investment; you will receive an amount in cash that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the closing price of the underlying shares below 90% of the initial share price.  See “Hypothetical Payouts on the Buffered PLUS at Maturity” on PS–7.

Your appreciation potential is limited
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,319.60, or 131.96% of the $1,000 stated principal amount.  As a result, you will not share in any appreciation of the underlying shares above 131.96% of the initial share price.  Although the leverage factor provides 200% exposure to any increase in the price of the underlying shares as of the valuation date, because the payment at maturity is limited to 131.96% of the $1,000 stated principal amount, the enhanced return provided by the leverage factor is progressively reduced as the final share price exceeds 115.98% of the initial share price.  See “Hypothetical Payouts on the Buffered PLUS at Maturity” on PS–7.

The Buffered PLUS will not be listed
The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. currently intends to act as a market maker for the Buffered PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered PLUS.  Because it is not possible to predict whether the market for the Buffered PLUS will be liquid or illiquid, you should be willing to hold your Buffered PLUS to maturity.

Market price of the Buffered PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market.  We expect that generally the trading price of the underlying shares on any day will affect the value of the Buffered PLUS more than any other single factor.  Other factors that may influence the value of the Buffered PLUS include:

· the volatility (frequency and magnitude of changes in price) of the underlying shares;

·      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities underlying the MSCI Emerging Markets Index or stock markets generally, and which may affect the trading price of the underlying shares;

· the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the MSCI Emerging Markets Index trade;

· interest and yield rates in the market;

· the dividend rate on the underlying shares;

· the time remaining until the Buffered PLUS mature;

· our creditworthiness; and

· the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor.

Some or all of these factors will influence the price you will receive if you sell your Buffered PLUS prior to maturity.  For example, you may have to sell your Buffered PLUS at a substantial discount from the principal amount if the trading price of the underlying shares is at, below, or not sufficiently above the initial share price.

You cannot predict the future performance of the underlying shares based on its historical performance.  The price of the underlying shares may decrease so that you will receive at maturity a payment that is less than the principal amount of the Buffered PLUS by an amount proportionate to the decrease in the price of the underlying shares.  In addition, there can be no assurance that the price of the underlying shares will increase so that you will receive at maturity an amount in excess of the principal amount of the Buffered PLUS.  Nor can there be any assurance that the price of the underlying shares will not increase beyond 131.96% of the initial share price, in which case you will only receive the maximum payment at maturity.  You will no longer share in the performance of the underlying shares at prices above 131.96% of the initial share price.

The value of the underlying shares are subject to currency exchange risk
Because the price of the underlying shares reflects the U.S. dollar value of the stocks underlying the iShares® MSCI Emerging Markets Index Fund, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the value of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•     existing and expected rates of inflation;

•     existing and expected interest rate levels;

•     the balance of payments; and

•     the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

There are risks associated with investments in securities linked to the value of emerging markets equity securities
The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The underlying shares and the MSCI Emerging Markets Index are different
The performance of the underlying shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between this fund and the MSCI Emerging Markets Index or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

The antidilution adjustments the	MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make calculation agent is required to make do not cover every event that could affect the underlying shares an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.

MSCI and MS & Co., the calculation agent, are each our subsidiaries.  MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation.  Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the MSCI Emerging Markets Index and, consequently, the price of the underlying shares, to the extent that the underlying shares generally track the MSCI Emerging Markets Index, and the value of the Buffered PLUS.  The inclusion of a component stock in the MSCI Emerging Markets Index is not an investment recommendation by Morgan Stanley or MSCI of that security.

MS & Co. and MSCI are under no obligation to consider your interests as an investor in the Buffered PLUS and will not do so.  Any actions or judgments by MSCI or MS & Co. could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.

As calculation agent, MS & Co. will determine the initial share price and the final share price, and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price (and of any antidilution adjustments), may affect the payment at maturity.  See the section of this pricing supplement called “Description of Buffered PLUS—Market Disruption Event.”

The original issue price of the Buffered PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Buffered PLUS.  The subsidiaries through which we hedge our obligations under the Buffered PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Investing in the Buffered PLUS is not equivalent to investing in the underlying shares
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the MSCI Emerging Markets Index.  As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks composing the MSCI Emerging Markets Index.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying shares), including trading in the underlying shares, in options contracts on the underlying shares as well as in other instruments related to the underlying shares.  MS & Co. and some of our other subsidiaries also trade the underlying shares, the stocks underlying the MSCI Emerging Markets Index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we priced the Buffered PLUS for initial sale to the public could have increased the initial share price and, therefore, the price at which the underlying shares must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS could potentially affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the Buffered PLUS.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Buffered PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly on a retroactive basis.  As discussed under “United States Federal Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the PLUS ─ Potential Application of the Constructive Ownership Rule,” although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If such treatment applies and the maturity date is postponed due to a market disruption event, (as discussed under “Description of Buffered PLUS – Market Disruption Event”), it is not clear to what extent any long-term capital gain realized by a U.S. investor in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by the notice.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Buffered PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BUFFERED PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Buffered PLUS” refers to each Stated Principal Amount of our Buffered PLUS due March 13, 2009, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$100,000,000
Underlying Shares	Shares of the iShares® MSCI Emerging Markets Index Fund
Original Issue Date (Settlement Date)	March 14, 2008
Maturity Date	March 13, 2009, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Valuation Date.

If due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$1,000 per Buffered PLUS
Stated Principal Amount	$1,000 per Buffered PLUS
Denominations	$1,000 and integral multiples thereof
CUSIP Number	61757J196
Interest Rate	None
Specified Currency	U.S. dollars
Payment at Maturity
At maturity, upon delivery of the Buffered PLUS to the Trustee, we will pay with respect to each $1,000 Stated Principal Amount an amount in cash equal to: (i) if the Final Share Price is greater than the Initial Share Price, $1,000 plus the Leveraged Upside Payment, subject to the Maximum Payment at Maturity, (ii) if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to 90% of the Initial Share Price, $1,000, or (iii) if the Final Share Price is less than 90% of the Initial Share Price, $1,000 times the Share Performance Factor, plus $100.  See “—Antidilution Adjustments” below.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the Stated Principal Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the Trustee for delivery to DTC, as holder of the Buffered PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See

“—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Maximum Payment at Maturity	$1,319.60
Leveraged Upside Payment	The product of (i) $1,000 and (ii) the Leverage Factor and (iii) the Share Percent Increase.
Leverage Factor	200%
Share Percent Increase	A fraction, the numerator of which is the Final Share Price minus the Initial Share Price and the denominator of which is the Initial Share Price.
Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price.
Initial Share Price	$130.31
Closing Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” below, the Closing Price for the Underlying Shares (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i)   if the Underlying Shares (or any such other security) are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed or admitted to trading,

(ii) if the Underlying Shares (or any such other security) are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)  if the Underlying Shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” below.

Final Share Price	The Closing Price of one Underlying Share times the Adjustment Factor, each as determined by the Calculation Agent on the Valuation Date.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Valuation Date	March 10, 2009, subject to postponement as described in the following paragraph.

If a Market Disruption Event occurs on the scheduled Valuation Date, or if such Valuation Date is not a Trading Day, the Final Share Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Share Price as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Buffered PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Buffered PLUS.  Your beneficial interest in the Buffered PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price or whether a Market Disruption Event has occurred.  See “—Antidilution Adjustments,” “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Underlying Shares:

(i)    the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)   the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI Emerging Markets Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(iii)  the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI Emerging Markets Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)  a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered PLUS.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSCI Emerging Markets Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSCI Emerging Markets Index shall be based on a comparison of (x) the portion of the level of the MSCI Emerging Markets Index attributable to that security relative to (y) the overall level of the MSCI Emerging Markets Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the MSCI Emerging Markets Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI Emerging Markets Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI Emerging Markets Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange
Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the MSCI Emerging Markets Index or any Successor Index (as described below).

Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index;
Alteration of Method of Calculation
If the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Underlying Shares on the Valuation Date will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI Emerging Markets Index (or any Successor Index, as described below) on the Valuation Date (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the closing value of the MSCI Emerging Markets Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the Underlying Shares was available.

If MSCI discontinues publication of the MSCI Emerging Markets Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Emerging Markets Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day that any Closing Price is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Buffered PLUS, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Buffered PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI Emerging Markets Index prior to, and such discontinuance is continuing on, the Valuation Date following a Liquidation Event and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such date.  The Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI Emerging Markets Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI Emerging Markets Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index may adversely affect the value of the Buffered PLUS.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Buffered PLUS shall have occurred and be continuing, the amount declared due and payable per Buffered PLUS upon any acceleration of the Buffered PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Closing Price as of the date of such acceleration times the Adjustment Factor as of such date as the Final Share Price.

If the maturity of the Buffered PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Buffered PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The iShares® MSCI Emerging Markets
Index Fund; Public Information
iShares, Inc. (the “Company”) is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by the Company pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding the Company from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Company.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Company is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Company could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.
We and/or our affiliates may presently or from time to time engage in business with the Company. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Company, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws. As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of the Company as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).    The Buffered PLUS is not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

Historical Information
The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Underlying Shares for each quarter in the period from April 11, 2003 (inception of trading in the Underlying Shares) through March 10, 2008.  The Closing Price on March 10, 2008 was $130.99.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Valuation Date.  The price of the Underlying Shares may decrease by more than 10% so that you will receive a Payment at Maturity that is less than the principal amount of the Buffered PLUS.  We cannot give you any assurance that the price of the Underlying Shares will increase so that at maturity you will receive a payment in excess of the principal amount of the Buffered PLUS.  Because of the Leverage Factor, the Maximum Payment at Maturity will be reached at a Final Share Price of 115.98% of the Initial Share Price.  In addition, you will not share in increases in the Final Share Price above 131.96% of the Initial Share Price.  Because your return is linked to the price of the Underlying Shares on the Valuation Date, there is no guaranteed return of 100% of your principal.

If the Final Share Price is less than 90% of the Initial Share Price, you will lose money on your investment.

	High	Low	Dividends
2003
Second Quarter (from April 11, 2003)	40.87	33.23	–
Third Quarter	47.66	40.40	–
Fourth Quarter	54.64	46.50	–
2004
First Quarter	59.51	55.15	0.27
Second Quarter	60.61	47.65	–
Third Quarter	57.50	50.89	–
Fourth Quarter	67.28	56.70	0.80

2005
First Quarter	73.95	63.63	–
Second Quarter	73.11	65.10	–
Third Quarter	85.02	71.83	–
Fourth Quarter	89.50	75.15	0.99
2006
First Quarter	100.78	91.55	–
Second Quarter	111.10	81.95	–
Third Quarter	99.30	87.60	–
Fourth Quarter	114.60	95.30	1.57
2007
First Quarter	118.63	105.29	–
Second Quarter	133.20	117.45	–
Third Quarter	150.40	118.50	–
Fourth Quarter	167.19	141.53	1.95
2008
First Quarter (through March 10, 2008)	151.10	130.34	–

Historical prices with respect to the Underlying Shares have been adjusted for a 3-for-1 stock split that was payable on June 8, 2005.  We make no representation as to the amount of dividends, if any, that the iShares® MSCI Emerging Markets Index Fund will pay in the future. In any event, as an investor in the Buffered PLUS, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

The MSCI Emerging Markets Index
The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indices for the selected countries (the “Component Country Indices”).  As of September 30, 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Israel, Jordan,

Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea Taiwan, Thailand, and Turkey.  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours.  It is also calculated on an end of day basis.  The MSCI Emerging Markets Index has a base date December 31, 1987.

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.  Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index.

In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

MSCI may add additional Component Country Indices to the MSCI Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes.  Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of ours.  MSCI is responsible for the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI Emerging Markets Index are made solely by MSCI, we, as the parent company of MSCI, are ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE BUFFERED PLUS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX.  THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EMERGING MARKETS INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX.  FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS

INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL SHARE PRICE AND THE PAYMENT AT MATURITY.  ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE BUFFERED PLUS.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Buffered PLUS to restrict the use of information relating to the calculation of the MSCI Emerging Markets Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets Index.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.  The Issue Price of the Buffered PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we priced the Buffered PLUS for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in options contracts on the Underlying Shares.  Such hedging activity could have potentially increased the price of the Underlying Shares, and therefore effectively increased the price at which the Underlying Shares must close before you would receive at maturity a payment that exceeds the principal amount of the Buffered PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered PLUS by purchasing and selling the Underlying Shares, options contracts relating to the Underlying Shares or any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activity will not affect the price of the Underlying Shares and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Buffered PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Buffered PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of $1 per Buffered PLUS to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases Buffered PLUS distributed by such dealers.  After the initial offering of the Buffered PLUS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Buffered PLUS against payment therefor in New York, New York on March 14, 2008, which will be the fourth scheduled Business Day following the date of this pricing supplement and of the pricing of the Buffered PLUS.  Under Rule 15c6–1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Buffered PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Buffered PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered PLUS or the price of the Underlying Shares.  Specifically, the Agent may sell more Buffered PLUS than it is obligated to purchase in connection with the offering or may sell Underlying Shares or individual stocks underlying the MSCI Emerging Markets Index it does not own, creating a naked short position in the Buffered PLUS, the Underlying Shares or the individual stocks underlying the MSCI Emerging Markets Index, respectively, for its own account.  The Agent must close out any naked short position by purchasing the Buffered PLUS, Underlying Shares or the individual stocks underlying the MSCI Emerging Markets Index in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Buffered PLUS, the Underlying Shares or the individual stocks underlying the MSCI Emerging Markets Index in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Buffered PLUS, Underlying Shares or the individual stocks underlying the MSCI Emerging Markets Index in the open market to stabilize the price of the Buffered PLUS.  Any of these activities may raise or maintain the market price of the Buffered PLUS above independent market prices or prevent or retard a decline in the market price of the Buffered PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Buffered PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Buffered PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Buffered PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Buffered PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Buffered PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Buffered PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Buffered PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
ERISA Matters for Pension Plans and
Insurance Companies	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Buffered PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Buffered PLUS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Buffered PLUS.  This discussion only applies to initial investors in the Buffered PLUS who:

• purchase the Buffered PLUS at their “issue price”; and
• will hold the Buffered PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• dealers in securities, commodities, or foreign currencies;

•    investors holding the Buffered PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the Buffered PLUS as part of a constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Buffered PLUS is effectively connected with the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Buffered PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Buffered PLUS or instruments that are similar to the Buffered PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the

Buffered PLUS (including alternative characterizations of the Buffered PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the Buffered PLUS described above.

Tax Consequences to U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Buffered PLUS
Assuming the characterization of the Buffered PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered PLUS should equal the amount paid by the U.S. Holder to acquire the Buffered PLUS.

Sale, Exchange or Settlement of the Buffered PLUS.  Upon a sale or exchange of the Buffered PLUS, or upon settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered PLUS sold, exchanged, or settled.  Any capital gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS generally should be short-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for less than one year at such time.

Potential Application of the Constructive Ownership Rule.  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares MSCI Emerging Markets Index (the “Underlying Shares”)).  Under the “constructive ownership” rule, if an investment in the Buffered PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. Holder in respect of a Buffered

PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. Holder, determined as if the U.S. Holder had acquired the Underlying Shares on the date it bought the Buffered PLUS and sold them on the date of sale, exchange or settlement of the Buffered PLUS at fair market value (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange or settlement of the Buffered PLUS (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement of the Buffered PLUS).

Although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.”  If such treatment applies and the Maturity Date is postponed due to a Market Disruption Event, as discussed under “Description of Buffered PLUS – Market Disruption Event,” it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Buffered PLUS will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Buffered PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Buffered PLUS over (ii) the “net underlying long-term capital gain” such U.S. Holder would have had if such U.S. Holder had acquired an amount of the Underlying Shares at fair market value on the date it bought the Buffered PLUS for an amount equal to the “issue price” of the Buffered PLUS and sold such amount of Underlying Shares upon the date of sale, exchange or settlement of the Buffered PLUS at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Buffered PLUS).  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS

Due to the absence of authorities that directly address the proper characterization and treatment of the Buffered PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Buffered PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Buffered PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of their issuance.

Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Buffered PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Buffered PLUS, other alternative federal income tax characterizations or treatments of the Buffered PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Buffered PLUS.  It is possible, for example, that a Buffered PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S.

Holder would be required to accrue original issue discount as income on a current basis.

In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Buffered PLUS and the proceeds from a sale or other disposition of the Buffered PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder should consult his or her own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Buffered PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a Buffered PLUS
In general. Assuming the characterization of the Buffered PLUS as set forth above is respected, a Non-U.S. Holder of the Buffered PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS.  If all or any portion of a Buffered PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered PLUS (or a financial institution holding the Buffered PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

However, among the issues addressed in the IRS notice described in “Certain U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Securities” is the degree, if any, to which any income with respect to instruments such as the Buffered PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Buffered PLUS, possibly on a retroactive basis. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the possible implications of this notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Buffered PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in the Buffered PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Buffered PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.